EXHIBIT 5

March 31, 2006

To the Board of Directors

Heritage Financial Corporation

Heritage Bank

201 5th Avenue S.W.

Olympia, WA 98501

Re: Heritage Financial Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Heritage Financial Corporation, a Washington bank holding company (“Heritage”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 390,166 shares of common stock of Heritage, without par value (the “Shares”), to be issued in accordance with the Agreement and Plan of Mergers dated January 24, 2006, between Heritage, Heritage Bank, Western Washington Bancorp and Washington State Bank, NA (the “merger agreement”). A registration statement on Form S-4 (the “registration statement”) is being filed under the Act with respect to the offering of the shares pursuant to the merger agreement.

In connection with the offering of the Shares, we have examined: (i) the merger agreement; (ii) the registration statement; and (iii) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Heritage, or representations and warranties of Heritage contained in the merger agreement.

Based and relying solely upon the foregoing, it is our opinion that the Shares, upon issuance pursuant to the merger agreement after the registration statement has become effective under the Act, will be validly issued under the laws of the State of Washington and will be fully paid and not assessable.

Consent is hereby given to the filing of this opinion as an exhibit to the registration statement and to the legal reference to this firm under the caption “Legal Opinions” as having passed upon the validity of the Shares. In giving this consent, we do not admit that we are experts within the meaning of the Act.

Very truly yours,

/s/ Gerrish McCreary Smith, PC